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                                                                    Exhibit 10.2

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into this 8th day of October, 1998, by and between SPEEDFAM INTERNATIONAL, INC., an Illinois corporation (hereinafter referred to as the "Company") and RICHARD J. FAUBERT (hereinafter referred to as the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company desires to retain the services of the Executive in the capacities set forth herein, and the Executive desires to be employed by the Company in such capacities;

         NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the Company and the Executive hereby agree as follows:

                  1. Employment. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company upon the terms and conditions hereinafter set forth and subject to the policies as published in the Company's Employee Handbook, Annual Incentive Compensation Plan, and the 1995 Stock Option Plan, each as from time to time amended.

                  2. Term. Subject to the provisions for extension hereinafter set forth in Section 3 and for earlier termination hereinafter set forth in Section 12 of this Agreement, the term of employment hereunder shall commence on the date hereof and end on May 31, 2000.

                  3. Automatic Extension. The term of employment of the Executive hereunder shall automatically continue for additional one (1) year terms upon the same terms and conditions contained herein (except for the guaranteed minimum incentive compensation bonus (Section 4.3), certain severance payments (Section 4.8), and grant of 300,000 stock options (Section 4.7), each of which apply solely to the initial term) unless either the Company or the Executive shall notify the other at least thirty (30) days prior to the expiration of the initial term or any renewal term of its or his intention to terminate this Agreement as of the end of its then current term.

                  4. Compensation. The Company agrees to provide the Executive with the following compensation for all services rendered under this
         Agreement:

                           4.1. Salary. During the term hereof, the Company
                  shall pay to the Executive a Base Annual Salary of FOUR HUNDRED THOUSAND DOLLARS ($400,000.00), payable in accordance with the standard payroll practices of the Company (including any salary-reduction contributions to plans or programs maintained by the Company). Further, the Base Annual Salary of the Executive

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                  shall be reviewed annually by the Company and increased as appropriate, although the amount may be decreased after the first year, but only incident to, and consistent with (on a percentage basis), a general reduction in base salaries of Company's executives resulting from poor company performance.

                           4.2. Annual Incentive Opportunity. During the term of
                  this Agreement, the Executive shall participate in the annual incentive plan maintained by the Company for its executives. The Executive's annual bonus under the incentive compensation plan shall be targeted at one hundred percent (100%) of the Executive's Base Annual Salary (with a maximum bonus of two hundred percent (200%) of the Executive's Base Annual Salary), subject to satisfaction of annual milestones reasonably established by the Compensation Committee of the Board of Directors of the Company. Annual milestone objectives for the years ending May 31, 1999, and May 31, 2000, shall be established within ninety (90) days from the date hereof.

                           4.3. Minimum Incentive Bonus. Solely for the fiscal
                  year ending May 31, 1999 hereunder, the Company shall pay the Executive a guaranteed bonus under the incentive plan in the minimum amount of Two Hundred Fifty Thousand Dollars ($250,000.00), payable upon the Company's fiscal year end of May 31, 1999, it being agreed, however, that the 100% target bonus for the fiscal year ending May 31, 1999, will be Executive's relevant Base Annual Salary (an annualized figure as defined), prorated for the period beginning with the period of employment through May 31, 1999.

                           4.4. Long-term Incentive Opportunity. During the term
                  of this Agreement, the Executive shall participate in any long-term incentive plan maintained by the Company, including, but not limited to, stock options, performance shares, restricted stock and long-term cash incentive plans, in a manner consistent with other executives of the Company, as reasonably determined by the Board of Directors of the Company.

                           4.5. Relocation and Commuting Benefits. For a two
                  year period commencing with the execution of this Agreement, while the Executive remains an employee of the Company and commutes from Portland, Oregon, the Company shall lease in its name for the benefit and control of the Executive, a reasonably priced fully-furnished two bedroom apartment or two bedroom condominium in the Phoenix, Arizona area (maximum 2,500 square feet). During this two year period, the Company shall pay reasonable costs of coach class airline tickets for weekly travel for the Executive or his wife between Portland, Oregon and Phoenix, Arizona. Following this two year period, the Executive shall be responsible for all further commuting costs.


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                                    4.5.1 If the Executive elects to move to the
                           Phoenix area while employed by the Company, the Company will pay all reasonable and ordinary costs of relocating the Executive and his wife from Portland to the Phoenix area, including without limitation, moving costs, costs associated with selling the Executive's house in Portland (including, without limitation, real estate commissions), and reasonable and ordinary costs (other than purchase price) associated with purchasing a home in the Phoenix area. The Company shall not be responsible for any loss in equity incurred in the sale of the Executive's Portland, Oregon residence.

                                    4.5.2 To the extent that any relocation or
                           commuting benefit paid hereunder is taxable to the Executive, the Company shall pay to the Executive a full gross-up (except to the extent such expenditures by the Executive may be deducted on the Executive's personal income tax return) so that the amounts paid by the Company, net of the Executive's taxes, fully cover the relevant expenses.

                           4.6. Other Benefits. To the extent that the Executive
                  is eligible under appropriate laws and regulations, the Executive shall be entitled to participate in and receive benefits under any and all pension, profit-sharing, health, disability and insurance plans, if any, which the Company may maintain. The Executive shall not receive automobile benefits or allowances.

                           4.7. Equity Incentive. Subject to shareholder
                  approval to increase the number of authorized option shares, which is contemplated at the annual shareholders meeting scheduled for October 8, 1998, the Company shall grant the Executive options to purchase 300,000 shares of common stock of the Company. With respect to such options:

                                    4.7.1. The exercise price for such options
                           shall be the Company's per share market price at the close of business on October 8, 1998. The options will be non-qualified options, subject to all terms and conditions of the Company's 1995 Stock Option Plan. Except as set forth otherwise in the Stock Option Plan and herein, the options granted hereunder shall vest ratably (in 5 equal installments) and annually as of the end of each of the next 5 fiscal years ended May 31, with the first year's vesting to occur on May 31, 1999. Subject to the Stock Option Plan and this Agreement, vested options may be exercised for ten years from the date of grant. In the event of the death of the Executive, vested options may be exercised for one year from the date of death. In all other events, vested options must be exercised within 90 days of termination. Subject to the obligation of the Executive under the Company's 1995 Stock Plan for Employees and Directors to hold shares resulting from the exercise of an option for at least 6 months from the date the option was acquired, the


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                           Company will cooperate in any same day exercise and
                           sale (or if same is not available, a cashless exercise) associated with such options.

                                    4.7.2. Upon termination of the Executive's
                           employment, option vesting will cease; provided, however, that if any termination severance payment is due in connection therewith pursuant to Section 12.3, the Executive will receive an additional one year of vesting as of the date of termination. Payment of all amounts and benefits hereunder and additional vesting of stock shall be subject to compliance with the provisions of this Agreement and specifically the restrictive covenants set forth in Section 13 hereof.

                           4.8. Business Combination Severance Payment. If,
                  within six (6) months of the date hereof, the Company has not closed a transaction to be merged with, acquire or be acquired by another company of at least approximate comparable size to the Company (based on annual sales), or if same is closed and Executive is not appointed President and Chief Executive Officer of the combined company, the Executive may terminate his employment hereunder, or if same is closed and Executive's employment as President and Chief Executive Officer is terminated (other than for cause) within one (1) year of such closing and except as otherwise provided in Section 12.2, then the Company shall pay the Executive a lump sum cash severance payment equal to two times his Base Annual Salary.

                  5. Duties. The Executive shall, subject to the right of the Board of the Company in its sole discretion to terminate Executive's employment pursuant to Section 12.3 and thereby terminate his officer position, serve as President and Chief Executive Officer of the Company. As such, the Executive's duties and responsibilities shall include, but shall not be limited to, overseeing all corporate functions and directing the Company so as to seek to obtain sales and profit goals and maximum return on invested capital. The Executive's duties shall include the facilitation and execution of any plan of merger, acquisition or other business combination involving the Company as the Board of Directors shall reasonably direct. Subject to the approval of the Board of the Company, the President/Chief Executive Officer is responsible for the formulation of current and long range plans and objectives, and represents the organization with its customers and the business and non-business communities. The Executive shall also be responsible for the performance of such other duties and responsibilities as may be prescribed from time to time by the Board of Directors of the Company. The Board of Directors of the Company shall nominate the Executive, subject to their fiduciary duty as directors, for election by the shareholders to the Board of Directors.

                  6. Extent of Service. The Executive shall devote the Executive's full business time, attention, and energies to the business of the Company and its Affiliates and shall not, during the term of this Agreement, be engaged in any other business activity, whether or not such activity is pursued for gain, profit, or other pecuniary advantage, unless written approval is first secured from the Board of Directors of the


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         Company, with such approval not unreasonably being withheld. The following exception is agreed upon in advance: continued membership on the Board of Directors of Radisys.

                    7. Working Facilities. The Executive shall be furnished with office space, furnishings, secretarial support and such other facilities and services which are reasonably necessary for the performance of the Executive's duties.

                    8. Expenses. The Company will reimburse the Executive for all reasonable business expenses which are incurred by the Executive in the promoting of the interests of the Company upon presentation by the Executive from time to time (at least monthly) of an itemized account of such expenses containing such detail as may reasonably be required by the Board of Directors of the Company. In addition, the Company shall indemnify the Executive as a officer, director and employee to the maximum extent permitted under law and the Company's corporate documents.

                    9. Vacation. The Executive shall be entitled to paid vacation in accordance with Company policy as set forth in the Company's Employee Handbook. All vacation time shall be taken by the Executive at such times as shall be mutually agreed upon by the Executive and the Board of Directors of the Company.

                   10. Disability. If, as a result of sickness or other disability, the Executive is not able to perform the Executive's duties, this Section 10 shall apply as follows:

                          10.1. For the first ninety (90) consecutive days of
                  sickness or other disability the Company shall continue to pay the Executive full Base Annual Salary (reduced by any payments from any short-term disability plan which may be maintained by the Company), and shall continue to pay premiums on then existing group life, health, disability and other insurance plans with respect to which the Executive participates, provided the Executive remains eligible to participate thereunder.

                          10.2. If the disability or other sickness continues
                  past ninety (90) consecutive days, the Company, in its sole discretion, may elect to place the Executive on Disability Leave of Absence. During such period, the Company shall, for the remainder of the contract term, or until the Executive returns from such Disability Leave of Absence, continue to pay premiums on then existing group life, health, disability and other insurance plans with respect to which the Executive participates, provided the Executive remains eligible to participate thereunder. Further, the Company shall pay to the Executive, two-thirds (2/3) of the Executive's Base Annual Salary, reduced by any payments for which the Executive is eligible from any disability insurance programs maintained by the Company.


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                  11. Death. If the Executive dies during the term of this
         Agreement, the Company shall pay to the Executive's Beneficiary (or if there is no named Beneficiary, the estate of the Executive), the compensation as set forth in Section 4 of this Agreement, for the period up to the date of the Executive's death, and the Executive's annual incentive award prorated through the date of death, payable at fiscal year end if and to the same extent bonuses are paid for that fiscal year to other executives generally. In no event shall the Company be obligated to pay to any person any other compensation with respect to any period following the date of the Executive's death.

                  12. Termination of Employment.

                           12.1. Termination for Cause. The Company may
                  terminate the Executive's employment under this Section of the Agreement for Cause. Cause shall be defined as:

                                    12.1.1. The Executive's Material Breach of
                           this Agreement based on the Executive's willful or grossly negligent failure to perform his duties hereunder, which breach is not cured within ten (10) business days after written notice from the Company specifying such breach has been delivered to the Executive;

                                    12.1.2. Commission by the Executive of any
                           materially fraudulent or dishonest act in the performance of the Executive's duties hereunder, other than at the specific direction of the Board; or,

                                    12.1.3. Arrest (unless the charges are
                           dropped within 45 days) for any felony or crime involving moral turpitude. Executive agrees that following any such arrest and during the subsequent 45 day period he may, at the direction of the Board of Directors, be placed on unpaid leave of absence.

                                    12.1.4. Following a Termination for Cause,
                           the Company shall pay to the Executive the Base Annual Salary provided in Section 4.1 accrued up to the date of termination. In no event shall the Company be obligated to pay any other compensation with respect to any period before or after the date of such termination.

                           12.2. Termination Following a Change of Control. If
                  in anticipation of and within 90 days of, or during a period of one (1) year following, a Change of Control (as hereinafter defined), the employment of the Executive is terminated by the Company for any reason other than Cause, or if the Executive is subject to Constructive Termination (as hereinafter defined), benefits shall be payable under this Section 12.2.


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                                 12.2.1. The Executive shall receive all Base
                           Annual Salary accrued up to the date of termination and, within thirty (30) days of termination, a single payment equal to the sum of (i) two (2) times the sum of the Executive's then current Base Annual Salary and (ii) the Executive's pro-rated target annual incentive award opportunity through date of termination.

                                 12.2.2. All unvested stock options awarded to
                           the Executive pursuant to the Company's stock option plans shall immediately vest in full to the Executive; provided that such stock options shall be exercisable only within ninety (90) days from such vesting.

                          12.3. Other Termination at the Election of the
                  Company. Except as otherwise provided in Section 4.8, the Company may elect to terminate the employment of the Executive for any reason other than Cause or following a Change of Control, or to not renew the term of the Agreement, upon written notice to the Executive, accompanied by payment in a lump sum (except pursuant to Sections 12.3.2 and 12.3.3) of:

                                    12.3.1. All compensation accrued up to the
                           date of termination; plus

                                 12.3.2. An amount equal to one (1) times the
                           Executive's Base Annual Salary of record on the date of termination payable pro rata monthly over the one year following termination; plus

                                 12.3.3. The Executive's target annual incentive
                           award, pro-rated through the date of termination and payable at fiscal year end if and to the same extent bonuses are paid for that fiscal year to other executives generally.

                          12.4. Benefit Payments. Following the termination of
                  the Executive's employment for any reason, the Company shall pay to the Executive, under the terms of the Company's benefit plans, an amount equal to the vested benefits of the Executive in any pension or other benefit plan as of the termination date. If elected by the Executive, the Company shall, instead of direct payment to the Employer, transfer such funds to such other benefit plans as designated by the Executive.

                  13. Restrictive Covenants.

                          13.1. Executive understands that the Company's
                  business involves the design, improvement, development, testing, manufacturing, marketing and sale of products, and that this business requires substantial investments in capital and substantial commitments of time and effort by the Company's employees. The Executive further understands that, as a result, certain of the Company's


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                  personnel, including the Executive, acquire information with respect to customer goodwill, trade secrets and Confidential Information (as hereinafter defined), which, of itself and apart from the Executive's abilities, could be of great value to a competitor of the Company, potential competitors of the Company, and to others.

                          13.2. The Executive further understands that
                  employment with the Company is conditioned upon the Company's being able to place complete trust and confidence in the Executive and to rely on the Executive's doing everything possible to avoid the disclosure or use of Confidential Information to persons, corporations, organizations and others outside the Company, which may become known to, or subject to the control of the Executive during the term of employment hereunder. The Executive also understands that competition in the manufacture, sale, and development of products is not local in nature or scope, but involves various corporations, organizations and others located within the United States and throughout the world.

                          13.3. In recognition of these circumstances and for
                  the purpose of inducing the Company to employ the Executive (or continue the employment of the Executive with appropriate compensation reviews) to repose trust and confidence in the Executive, and to make Confidential Information available to the Executive, the Executive agrees that the following restrictive covenants are necessary and proper for the protection of the Company.

                          13.4. Subject to Section 13.6 below, the Executive
                  will promptly disclose and assign to the Company, without the right to any form of compensation therefore, every invention that the Executive, individually or jointly with others, during the term of the Executive's employment with the Company and for a period of one (1) year following termination of such employment for any reason, may discover, invent, conceive or originate, relating in any way to the present or contemplated scope of the Company's business with regard to any of its clients, customers or vendors or to any Product (as hereinafter defined), Technology (as hereinafter defined), process, or device dealt in, used or under development or manufacture by the Company for itself or others that results from or may be suggested by any work the Executive may do for the Company or at the Company's request and (in respect to the period of one (1) year following termination of such Executive) which involves Confidential Information. The Executive will fully cooperate with the Company in applying for and securing in the name of the Company or its designee patents or copyrights with respect to said Inventions (as hereinafter defined) in each country in which the Company may desire to secure patent or copyright protection. The Executive will promptly execute all proper documents presented to the Executive for signature by the Company to enable the Company or its designee to secure such patent or copyright protection and to transfer


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                  legal title therein, together with any patents or copyrights that may be issued thereon or in connection therewith, to the Company or its designee. The Executive will give such true information and testimony as may be requested of the Executive by the Company relative to any of said Inventions.

                          13.5. Subject to Section 13.6 below, the Company shall
                  have the exclusive right to use in its business, and to make, use and sell products, processes, and/or services arising out of any Invention, whether or not patentable, which is assignable by the Executive to the Company pursuant to Section
                  13.4 above.

                          13.6. The Executive is hereby notified that Sections
                  13.4 and 13.5 above do not apply to an Invention for which no equipment, supplies, facility, technology, confidential information, or trade secret information of the Company was used and which was developed entirely on the Executive's own time, unless:

                                    13.6.1. The Invention was related:

                                             13.6.1.1. To the business of the
                                    Company; or

                                             13.6.1.2. To the Company's actual
                                    or demonstrably anticipated research or
                                    development;

                                    or;

                                    13.6.2. The Invention results from any work
                           performed by the Executive for the Company.

                           13.7. The Executive agrees that all financial data,
                  customer lists, plans, contracts, agreements, literature, manuals, catalogues, brochures, books, records, computer files or applications, maps, correspondence, and other materials furnished or made available to the Executive by the Company or an Affiliate (as hereinafter defined), or any of its clients, or created, prepared or secured through the efforts of the Executive, relating to the business conducted by the Company or an Affiliate, whether or not containing any Confidential Information, are and shall remain the property of the Company, and the Executive agrees to deliver all such materials, including all copies thereof, to the Company upon termination of the Executive's employment hereunder, or at any other time at the Company's request.

                           13.8. Other than as expressly directed by the Company
                  and in the performance of duties to the Company or with the expressed permission of the Company, the Executive shall never, during or following the Executive's


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                  employment with the Company, directly or indirectly, sell, use, disclose, lecture upon, or publish data of information containing or relating to any Confidential Information or Technology of the Company or its Affiliates or any Invention assignable to the Company pursuant to the terms of Section
                  13.4 above.

                          13.9. During the term of the Executive's employment
                  with the Company and for a period of two (2) years after the termination thereof, the Executive agrees that the Executive will not:

                                    13.9.1. Own or have any interest in,
                           directly or indirectly, except through stock traded on a national stock exchange where the Executive owns less than one percent (1%) of the total issued and outstanding shares of such stock, or act as an officer, director, agent, employee, or consultant of, or assist in any way or in any capacity, any person, firm, association, partnership, corporation or other entity which sells or provides products or services in direct competition with the products or services of the Company or its Affiliates anywhere within the world where any Confidential Information acquired by the Executive would reasonably be considered advantageous to such other competing entity, or

                                 13.9.2. Directly or indirectly entice, induce
                           or in any manner influence any person who is, or shall be, in the service of the Company or its Affiliates to leave such service for the purpose of engaging in business or being employed by or associated with any person, firm, association, partnership, corporation or other entity which sells or provides products or services in competition with the Company or its Affiliates anywhere in the world.

                  If any court shall finally hold that the time, territory or any other provision of this Section 13.9 constitutes an unreasonable restriction against the Executive, the Executive agrees that the provisions hereof shall not be rendered null and void, but shall apply as to such time, territory, and other extent as such court may determine to be a reasonable restriction under the circumstances involved.

                         13.10. The Executive understands that if there is a
                  breach by the Executive of any duty to the Company with respect to any Confidential Information or Invention, the Company may suffer irreparable injury and may not have adequate remedy at law. As a result, the Executive agrees that if a breach of this Agreement occurs, the Company may, in addition to any other remedies available to it, bring an action or actions for injunction, specific performance, or both, and have entered into a temporary restraining order, preliminary or permanent injunction, or other action compelling specific performance.


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                  14. Definitions.

                           14.1. "Affiliate" means any entity in which the
                  Company, or any entity which owns, directly or indirectly, a majority ownership interest in the Company, owns, directly or indirectly, at least a twenty percent (20%) interest in such entity.

                           14.2. "Base Annual Salary" means the annualized value
                  of the Executive's salary, based on the most recent pay period.

                           14.3. "Board" means the Board of Directors of the
                  Company.

                           14.4. "Change in Duties" means:

                                    14.4.1. A significant reduction in the
                           nature or scope of the Executive's authority or duties from those immediately prior to the date on which a Change of Control occurs;

                                    14.4.2. A reduction in the Executive's Base
                           Annual Salary, other than as provided in Section 4.1;

                                    14.4.3. Exclusion from any incentive or
                           benefit program from which the Executive was previously eligible, and which other executives with comparable duties participate in; or

                                    14.4.4. A change in location of the
                           Executive's principal place of employment by more than fifty (50) miles.

                           14.5. "Change of Control" shall be deemed to have
                  occurred upon:

                                    14.5.1. A business combination, including a
                           merger or consolidation, of the Company as a result of which the shareholders of the Company prior to the combination do not continue to own, directly or indirectly, more than fifty-one percent (51%) of the equity of the combined entity;

                                    14.5.2. A sale, transfer, or other
                           disposition in one or more transactions (other than in transactions in the ordinary course of business or in the nature of a financing) of the assets or earning power aggregating more than forty-five percent (45%) of the assets or operating revenues of the Company to any person or affiliated or associated group of persons (as defined by Rule 12b-2 of the Exchange Act in effect as of the date hereof);

                                    14.5.3. The liquidation of the Company;


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                                    14.5.4. One or more transactions which
                           result in the acquisition by any person or associated group of persons (other than the Company, any Executive benefit plan whose beneficiaries are Executives of the Company or any of its subsidiaries) of the beneficial ownership (as defined in Rule 13d-3 of the Exchange Act, in effect as of the date hereof) of forty percent (40%) or more of the Common Stock of the Company or securities representing forty percent (40%) or more of the combined voting power of the voting securities of the Company, provided such affiliated persons owned less than forty percent (40%) prior to such transaction or transactions; or

                                    14.5.5. The election or appointment, within
                           a twelve (12) month period, of any person or affiliated or associated group, or its or their nominees, to the Board of Directors of the Company, such that such persons or nominees, when elected or appointed, constitute a majority of the Board of Directors of the Company and whose appointment or election was not approved by a majority of those persons who were directors at the beginning of such period or whose election or appointment was made at the request of an Acquiring Person. An "Acquiring Person" is any person who, or which, together with all affiliates or associates of such person, is the beneficial owner of twenty percent (20%) or more of the Common Stock of the Company then outstanding, except that an Acquiring Person does not include the Company or any Executive benefit plan of the Company or any of its subsidiaries or any person holding Common Stock of the Company for or pursuant to such plan. For the purpose of determining who is an Acquiring Person, the percentage of the outstanding shares of the Common Stock of which a person is a beneficial owner shall be calculated in accordance with Rule 13d-e of the Exchange Act.

                           14.6. "Code" means the Internal Revenue Code of 1986,
                  as from time to time amended.

                           14.7. "Company" means SpeedFam International, Inc.,
                  an Illinois corporation.

                           14.8. "Confidential Information" means any and all
                  Technology and/or information which:

                                    14.8.1. Is provided to the Executive by the
                           Company;

                                    14.8.2. Is created, developed, or otherwise
                           generated by or on behalf of the Company;


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

                                    14.8.3. Concerns or relates to any aspect of
                           the Company's business; or

                                    14.8.4. Is, for any reason, identified by
                           the Company as confidential.

                                    14.8.5. Notwithstanding the foregoing
                           provisions of this Section 14.8, Confidential Information shall not include such information which the Executive can show, clearly and convincingly:

                                    14.8.5.1. Is publicly and openly known and in the public domain;

                                    14.8.5.2. Becomes publicly and openly known and in the public domain through no fault of the Executive; or

                                    14.8.5.3. Is in the Executive's possession and documented prior to this Agreement, lawfully obtained from a source other than from the Company, and not subject to any obligation of confidentiality or restricted use.

                           14.9. "Constructive Termination" means the voluntary
                  termination of employment by the Executive following a Change in Duties following a Change of Control.

                           14.10. "Exchange Act" means the Securities Exchange
                  Act of 1934, as from time to time amended.

                           14.11. "Invention" means any new or useful art,
                  discovery, or improvement (including any technologies, tests, programs, products, concepts, ideas, apparatus, equipment, machinery, processes, methods, formulae, designs or techniques), whether or not related to a Product and whether or not patentable, and all the know-how related thereto.

                           14.12. "Material Breach" means a willful or grossly
                  negligent failure to perform the Executive's duties as set forth in this Agreement.

                           14.13. "Product" means any product or service which
                  is, or may in the reasonable future be, manufactured, sold, designed, developed, considered by, or of interest to the Company or an Affiliate (including, but not limited to, any product or service involving CMP planarization technology, such as CMP-V tools or any free-abrasive machining, lapping, polishing and grinding).

                           14.14. "Technology" means prototypes, models,
                  concepts, inventions, circuit designs, drawings, hardware, technological developments and improve-ments, methods, techniques, systems, documentation, data, works of authorship, products, and related information whether or not patentable, copyrightable, and whether or not presently used or used in the future.

                         14.15. "Voting Securities" mean any securities which
                  ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.

                  15. Miscellaneous.

                          15.1. This Agreement supersedes all prior agreements
                  and understandings by and between the Executive and the Company and any of its Affiliates or their respective directors, officers, shareholders, employees, attorneys, agents, or representatives, including any Severance Agreement, Employment Letter, Employment Terms, Non-Disclosure Agreement and/or Employment Agreement (including change of control provisions) and constitutes the entire agreement between the parties, respecting the subject matter hereof and there are no representations, warranties or other commitments other than those expressed herein.

                          15.2. The Executive represents and warrants to the
                  Company that the Executive is not a party to or bound by, and the employment of the Executive by the Company or the Executive's disclosure of any information to the Company or its use of such information will not violate or breach any employment, retainer, consulting, license, non-competition, non-disclosure, trade secrets or other agreement between the Executive and any other person, partnership, corporation, joint venture, association or other entity.

                          15.3. No modification or amendment of, or waiver
                  under, this Agreement shall be valid unless signed in writing and signed by the Executive and an appropriate officer of the Company, pursuant to expressed authority of the Board of Directors of the Company.

                          15.4. The Executive agrees to indemnify the Company
                  and its Affiliates against, and to hold the Company and its Affiliates harmless from, any and all claims, lawsuits, losses, damages, expenses, costs and liabilities, including, without limitation, court costs and attorney's fees, which the Company or any of its Affiliates may sustain as a result of, or in connection with, either directly or indirectly, the Executive's breach or violation of any of the provisions of this Agreement.

                          15.5. The Company agrees to indemnify the Executive
                  against, and to hold the Executive harmless from, any and all claims, lawsuits, losses, damages, expenses, costs and liabilities, including, without limitation, court costs and attorney's fees, which the Executive may sustain as a result of, or in connection with, either directly or indirectly, the breach or violation by the Company or its Affiliates of any of the provisions of this Agreement or any applicable law or regulations.

                          15.6. The Executive hereby agrees that if the
                  Executive violates any provision of this Agreement, the Company will be entitled, if it so elects, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such violation or to enforce the specific performance of this Agreement by the Executive or to enjoin the Executive from engaging in any activity in violation hereof.

                          15.7. The waiver by either party to this Agreement of
                  a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

                          15.8. Any communication which may be required under
                  this Agreement shall be deemed to have been properly given when delivered personally at the address set forth below for the intended party during normal business hours, when sent by facsimile or other electronic transmission to the respective facsimile transmission numbers of the parties set forth below with telephone confirmation of receipt, or when sent by U.S. registered or certified mail, return receipt requested, postage prepaid as follows:

                  If to the Company:         SpeedFam International, Inc.
                                             305 N. 54th Street
                                             Chandler, AZ  85226-2416
                                             Attention:  Chairman of the Board
                                             Facsimile:  602-705-2122
                                             Confirm:  602-705-2100

                  If to the Executive:       Richard J. Faubert
                                             3359 N.W. 123rd Place
                                             Portland, Oregon  97229
                                             Confirm:  508-784-3563

                  Notices shall be given to such other addressee or address, or both, or by way of such other facsimile transmission number, as a particular party may from time to time request by written notice to the other party to the Agreement. Each notice, request, demand, approval or other communication which is sent in accordance with this Section shall be deemed to be delivered, given and received for all purposes of this Agreement as of two (2) business days after the date of deposit thereof for mailing in a duly constituted U.S. post office or branch thereof, one (1) business day after deposit with a recognized overnight courier service or upon written confirmation of receipt of any facsimile transmission. Notice given to a party hereto by any other method shall only be deemed to be delivered, given and received when actually received in writing by such party.

                          15.9. This Agreement shall inure to the benefit of and
                  be binding upon the Company and the Executive and their respective heirs, personal representatives, successors and assigns.

                         15.10. All claims, disputes and other matters in
                  question arising out of, or relating to this Agreement, or the breach thereof, shall be decided by arbitration, pursuant to the rules established by the American Arbitration Association for the arbitration of such disputes, and such arbitration shall occur in Chandler, Arizona.

                         15.11. This Agreement may be signed in multiple
                  counterparts which when taken together shall constitute the entire Agreement.

                           15.12. This Agreement shall be governed and construed
                  in accordance with the laws of the State of Arizona.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                            SPEEDFAM INTERNATIONAL, INC. an Illinois
                                   Corporation

                            By James N. Farley
                              --------------------------------------------------
                            Title CHAIRMAN
                                 -----------------------------------------------

                            Executive

                            /s/ Richard J. Faubert                       10/8/98
                            ----------------------------------------------------
                                            Richard J. Faubert


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